Exhibit 5.1

September 1, 2026

FirstEnergy Pennsylvania Electric Company

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

Re:	FirstEnergy Pennsylvania Electric Company’s Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to FirstEnergy Pennsylvania Electric Company, a Pennsylvania corporation (the “Company”), in connection with the filing of the referenced Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offer by the Company to exchange (the “Exchange Offer”) up to (i) $300,000,000 aggregate principal amount of its 4.150% Senior Notes due 2028 (the “Outstanding 2028 Notes”) and (ii) $550,000,000 aggregate principal amount of its 4.550% Senior Notes due 2031 (the “Outstanding 2031 Notes” and, together with the Outstanding 2028 Notes, the “Outstanding Notes”) that have not been registered under the Securities Act for a like principal amount of the Company’s (i) 4.150% Senior Notes due 2028 (the “New 2028 Notes”) and (ii) 4.550% Senior Notes due 2031 (the “New 2031 Notes” and, together with the New 2028 Notes, the “New Notes”) that have been registered under the Securities Act. The Outstanding Notes have been, and the New Notes will be, issued pursuant to a base indenture, dated as of March 19, 2026, by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by Officer’s Certificates for the Outstanding Notes and the New Notes, each dated as of March 19, 2026 (collectively, the “Indenture”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation of the Company and Bylaws, as amended, of the Company, (ii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iii) the Registration Statement and the prospectus included therein (the “Prospectus”), (iv) the Indenture and (v) such other documents and records as we have deemed necessary.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies (whether in PDF, another electronic format, or otherwise) and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to the opinions expressed below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of the opinions expressed below.

We have also assumed for purposes of the opinions expressed below that the Indenture has been duly authorized, executed and delivered by the Trustee; that the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and that the Indenture constitutes a legal, valid and binding obligation of the Trustee.

Morgan, Lewis & Bockius LLP

One Oxford Centre Thirty-Second Floor Pittsburgh, PA 15219-6401	+1.412.560.3300
United States	+1.412.560.7001

Based upon the foregoing, we are of the opinion that, when the New Notes have been duly executed, authenticated, issued and delivered against receipt of the Outstanding Notes in accordance with the provisions of the Indenture and the Exchange Offer as described in the Prospectus, the New Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality.

We render the foregoing opinions as members of the bar of the State of New York and Commonwealth of Pennsylvania and express no opinion as to laws other than the laws of the State of New York, the Pennsylvania Business Corporation Law of 1988 and the federal laws of the United States of America.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP